Exhibit 10.21

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), dated as of August 4, 2014 (the “Grant Date”), is entered into between Metaldyne Performance Group Inc., a Delaware corporation (the “Company”), and the optionee named on the signature page hereto (the “Optionee”).

W I T N E S S E T H:

WHEREAS, the Company sponsors the Metaldyne Performance Group Inc. 2014 Equity Incentive Plan (the “Plan”; capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan);

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of July 31, 2014 (the “Merger Agreement”) by and among the Company, Grede Merger Sub, LLC, Metaldyne Merger Sub, Inc., HHI Merger Sub, Inc., ASP Grede Intermediate Holdings LLC (“Grede”), ASP MD Holdings, Inc. (“Metaldyne”), ASP HHI Holdings, Inc. (“HHI”), and ASP Grede Holdings LLC, each of Grede, Metaldyne, and HHI became wholly owned subsidiaries of the Company (the “Merger”);

WHEREAS, the Optionee is being granted an option to purchase the number of shares of common stock, par value $0.001 per share, listed on the signature page hereto, of the Company (the “Shares”), on the terms and subject to the conditions set forth in this Agreement and in the Plan; and

WHEREAS, the Optionee either (i) is a party to the Stockholders’ Agreement or (ii) will become a party to the Stockholders’ Agreement prior to the exercise of Options.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Agreement” shall have the meaning ascribed to such term in the preamble hereto.

“AS Persons” shall mean any general or limited partnership, corporation or limited liability company having as a general partner, controlling equity holder or managing member (whether directly or indirectly) a Person who is a member of American Securities LLC or an affiliate of any such Person; provided that affiliates of the AS Persons shall not include entities conducting an active trade or business or their parent entities.

“Company” shall have the meaning ascribed to such term in the preamble hereto.

“Competitive Business” shall have the meaning ascribed to such term in Section 7(a)(ii) of this Agreement.

“Exercise Notice” shall have the meaning ascribed to such term in Section 5(a) of this Agreement.

“Exercise Price” shall have the meaning ascribed to such term in Section 2(a) of this Agreement.

“Good Reason” shall mean the Optionee’s resignation from employment or other engagement with the Company and its Affiliates if and to the extent such resignation satisfies the terms and conditions of the definition of “Good Reason” or similar term of like import, if any, set forth in the Optionee’s employment or other service agreement, if any, in effect as of the time of the Optionee’s termination of employment or other engagement with the Company and its Affiliates.

“Grant Date” shall have the meaning ascribed to such term in the preamble hereto.

“Option Shares” shall have the meaning ascribed to such term in Section 2(a) of this Agreement.

“Option Term” shall have the meaning ascribed to such term in Section 3 of this Agreement.

“Optionee” shall have the meaning ascribed to such term in the preamble hereto.

“Person” shall mean any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Plan” shall have the meaning ascribed to such term in the recitals hereto.

“Protective Agreements” shall have the meaning ascribed to such term in Section 7(c) of this Agreement.

“Restricted Period” shall have the meaning ascribed to such term in Section 7(a)(i) of this Agreement.

“Seller Member Representatives” means KPS Special Situations Fund II, L.P., a Delaware limited partnership and KPS Special Situations Fund III, LP, a Delaware limited partnership.

“Service Term” shall have the meaning ascribed to such term in Section 7(a)(i) of this Agreement.

“Shares” shall have the meaning ascribed to such term in the recitals hereto.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of August 4, 2014, by and among the Company, ASP MD Investco LP, ASP HHI Investco LP, ASP Grede Investco LP, and the minority investors identified therein, as it may be amended from time to time.

“Transaction” shall mean (i) the sale of all, or substantially all, of the Company’s consolidated assets, including, without limitation, a sale of all or substantially all of the assets of the Company or any of its subsidiaries whose assets constitute all or substantially all of the Company’s consolidated assets (or the sale of a majority of the outstanding shares of voting capital stock of any subsidiary or subsidiaries whose consolidated assets so constitute), in any single transaction or series of related transactions; (ii) the sale of Shares by the AS Persons, which results in the AS Persons and their affiliates not having the power to elect or appoint a majority of the members of the Board; or (iii) any merger or consolidation of the Company with or into another corporation or entity unless, after giving effect to such merger or consolidation, the holders of the Company’s voting securities (on a fully-diluted basis immediately prior to the merger or consolidation), own voting securities (on a fully-diluted basis) of the surviving or resulting corporation or entity representing a majority of the outstanding voting power to elect directors of the surviving or resulting corporation or entity in substantially the same proportions that they held their shares prior to such merger.

2. Grant of Option; Option Price.

(a) On the terms and subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Optionee the Option to purchase up to the number of Shares listed on the signature page hereto (the “Option Shares”) at an exercise price of $100 per Share, which is not less than Fair Market Value (the “Exercise Price”) as of the Grant Date. The Optionee acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Option, and exercises of rights hereunder, shall be retained by the Company. The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

(b) The Company agrees that at all times there shall be made available for issuance upon exercise of the Option the Option Shares (or the remaining unexercised portion of the Option. if less) without regard to whether or the extent to which the Option is then exercisable, and that the par value of those Option Shares will at all times be less than the Exercise Price. The Company further represents and agrees that all Option Shares which may be issued upon the exercise of the Option will, upon issuance, be validly issued, fully paid and nonassessable and free from liens and charges arising from actions of the Company with respect to the issuance thereof.

3. Term. The term of the Option (the “Option Term”) shall commence on the Grant Date and expire on the tenth anniversary of the Grant Date, unless the Option shall theretofore have been terminated in accordance with the terms of this Agreement or the Plan.

4. Option Fully Vested.

(a) The Option shall be vested and exercisable in respect of 100% of the Option Shares granted hereunder on the Grant Date.

5. Procedure for Exercise.

(a) The Option may be exercised with respect to Shares that are exercisable, from time to time, in whole or in part, by delivery of a written notice (the “Exercise Notice”) from the Optionee to the Company at its principal executive office, at least ten (10) days before the date on which the Optionee wishes to exercise the Option, which Exercise Notice shall:

(i) state that the Optionee elects to exercise the Option;

(ii) specify the number of Shares with respect to which the Optionee is exercising the Option;

(iii) include any representations of the Optionee required under Section 9 hereof;

(iv) in the event that the Option shall be exercised by the representative of the Optionee’s estate pursuant to Section 10, include appropriate proof of the right of such Person to exercise the Option;

(v) state the date upon which the Optionee desires to consummate the purchase of such Shares (which date must be prior to the termination of the Option); and

(vi) comply with such further provisions as the Company may reasonably require.

(b) Payment of the Exercise Price for the Shares to be purchased upon exercise of the Option shall be made: (i) in cash or by cash equivalent acceptable to the Committee, or, to the extent permitted by the Committee in its sole discretion (ii) (A) in shares of Common Stock valued at the Fair Market Value of such shares on the date of exercise, (B) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (C) by reducing the number of shares of Common Stock otherwise deliverable upon the exercise of the Option by the number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price, (D) by a combination of the methods described above or (E) by such other method as may be approved by the Committee. In addition to and at the time of payment of the Exercise Price, the Optionee shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the Committee.

(c) Subject to the immediately following sentence, after payment of the Exercise Price for the Shares by the Optionee, the Company shall, on the date such Shares are purchased by the Optionee, deliver to the Optionee an original certificate representing the Shares. As a condition to the exercise of the Option and prior to the issuance of any Shares, the Optionee (or the representative of his estate) shall be required to execute the Stockholders’ Agreement. Notwithstanding anything herein or in the Stockholders’ Agreement to the contrary, the Optionee’s obligations under Section 5.6 of the Stockholders’ Agreement (Non-Competition; Non-Solicitation) shall apply only during the Service Term and until the twelve (12) month anniversary of the date the Optionee ceases to be employed by the Company and its affiliates; provided that the provisions of Section 5.6 of the Stockholders’ Agreement shall only apply to the Optionee to the extent the Optionee is not subject to a separate non-compete or non-solicit agreement with the Company or its affiliates.

(d) In addition to the other restrictions contained in the Stockholders’ Agreement, the Optionee (or the representative of his estate) acknowledges and agrees that he or she shall be subject to the repurchase rights set forth in Article IV of the Stockholders’ Agreement following the date the Optionee ceases to be an Employee or Key Non-Employee and any Shares acquired pursuant to the exercise of the Option shall be subject to a Call Option under Article IV of the Stockholders’ Agreement.

(e) The Company shall be entitled to require as a condition of delivery of the Shares that the Optionee agree to remit when due an amount in cash sufficient to satisfy all current or estimated future federal, state and local withholding and employment taxes relating thereto or otherwise satisfy such taxes in a manner specified in Section 5(b).

6. Termination of Service with the Company and its Affiliates. Notwithstanding anything in this Agreement to the contrary, any portion of the Option which is not exercisable upon the Optionee’s termination of Service with the Company or any of its Subsidiaries for any reason shall terminate as of the date on which such termination of Service occurs; provided that if Optionee’s Service terminates for Cause, the Option, whether exercisable or nonexercisable, shall be deemed to have terminated as of the day preceding such termination of Service. Notwithstanding the foregoing, upon an Optionee’s (i) termination of Service due to death or Disability, the Optionee (or the Optionee’s representative) shall be entitled to exercise any portion of the Option that was exercisable on the date of termination of Service until (a) the date which is six months after such date of termination of Service, or (b) the end of the Option Term, if earlier or (ii) termination of Service other than for Cause, death or Disability, the Optionee (or the Optionee’s representative) shall be entitled to exercise any portion of the Option that was exercisable on the date of such termination of Service until (a) the date which is thirty days after such date of termination of Service, or (b) the end of the Option Term, if earlier.

7. Non-Competition; Non-Solicitation.

(a) The following provisions of this Section 7 shall only apply to the Optionee during any time period applicable hereunder to the extent the Optionee is not subject to a non-compete or non-solicit agreement with the Company or any of its Subsidiaries or affiliates.

(b) The Optionee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and Subsidiaries and accordingly agrees as follows:

(i) During the term of Service of the Optionee with the Company and its Affiliates (“Service Term”) and, for the one (1) year period following the date the Optionee ceases to be employed by the Company and its Subsidiaries and affiliates (the “Restricted Period”), the Optionee will not, whether on the Optionee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly: (I) solicit any business related in any way to the business of the Company or any of its Subsidiaries or affiliates from any customer of the Company or any of its Subsidiaries or affiliates or from any prospective customer of the Company or any of its Subsidiaries or affiliates which the Optionee has reason to know was such a prospective customer during the Restricted Period, (II) request, induce or advise any such customer or prospective customer to withdraw, curtail adversely (to the Company or any of its Subsidiaries or affiliates), modify or cancel any such business with the Company or any of its Subsidiaries or affiliates or (III) contact, solicit, canvass or approach any Person who provides products or services to the Company or any of its Subsidiaries or Affiliates for the purpose of causing such Person to cease providing such products or services to the Company or any of its Subsidiaries or affiliates, except, in each case to the extent required in order to carry out the Optionee’s duties and obligations to the Company and its Subsidiaries and affiliates.

(ii) During the Service Term and the Restricted Period, the Optionee will not directly or indirectly (I) work for or provide consulting, financial or other services to any of the Seller Member Representatives or MC Capital, Inc. or any of their respective Affiliates or (II) work for or provide consulting, financial or other services to, engage in, conduct, manage or operate, or acquire or own any capital stock of or other equity interest in, any Person or business anywhere in the world that competes with the business of the Company or any of its Subsidiaries or Affiliates (including, without limitation, businesses which the Company or and of its Subsidiaries or Affiliates have specific plans to conduct in the future and of which the Optionee is aware) (a “Competitive Business”); provided that nothing in this Section 7(a)(ii) shall be deemed to prohibit the acquisition or holding of not more than 1% of the shares or other securities of a publicly traded entity involved in a Competitive Business as long the Optionee is not an employee, officer, director, consultant, independent contractor, or agent of, or otherwise providing services to, directly or indirectly, such entity and is not a controlling person of, or a member of a group which controls, such entity and provided further, that the Optionee may continue to serve as a member of the board of directors of (i) Global Brass & Copper, Inc. and (ii) Chassis Brakes International Group, which are each portfolio companies of the Seller Member Representatives so long as such activities are reasonably limited in terms of the time commitment required and do not interfere with the Optionee’s ability to perform his duties and responsibilities at the Company.

(iii) During the Restricted Period, the Optionee will not, whether on the Optionee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly, (A) employ, engage or retain any individual who is at the time an employee, consultant or independent contractor of the Company or any of its Affiliates, or had been an employee, consultant or independent contractor of the Company or any of its Subsidiaries or affiliates within six (6) months prior to the last day of the Service Term or (B) solicit, induce or persuade in any way any such individual to terminate or modify his or her employment relationship with the Company or any of its Subsidiaries or affiliates.

(c) Optionee agrees that the covenants set forth in this Section 7 are reasonable covenants under the circumstances, and further agrees that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as such court shall deem necessary to cause the provisions hereof (as modified) to be valid and enforceable and to enforce the remainder of the covenants as so amended. Optionee agrees that any breach of any covenant contained in this Section 7 would irreparably injure the Company. Accordingly, Optionee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, shall be entitled to a decree or order of specific performance and an injunction against Optionee from any court having jurisdiction over the matter, restraining any further violation of this Section 7 without proof of actual damages.

(d) The obligations in this Section 7 are in addition to the provisions of any subscription agreement between the Optionee and the Company or any Affiliate of the Company in effect (such obligations, collectively with the obligations set forth in this Section 7, the “Protective Agreements”).

(e) If the Optionee breaches the non-competition. non-solicitation, non-disparagement or confidentiality terms of the Protective Agreements, any exercise, payment or delivery made pursuant to this Agreement during the two (2) year period prior to the breach of the Protective Agreements shall be rescinded. The Company shall notify the Optionee in writing of any such rescission within one (1) year of the date it acquires actual knowledge of such breach. Within ten (10) days after receiving such a notice from the Company, the Optionee shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery pursuant to the Option. Such payment shall be made either in cash or by returning to the Company the number of Shares that the Optionee received in connection with the rescinded exercise, payment or delivery.

8. No Rights as a Stockholder. The Optionee shall not have any rights or privileges of a stockholder with respect to any of the Shares subject to the Option until the date of acceptance by the Company of payment for such Shares pursuant to the exercise of the Option in accordance with the terms and conditions set forth in this Agreement and until the Optionee has become a party to and bound by the Stockholders’ Agreement.

9. Additional Provisions Related to Exercise. In the event of the exercise of the Option at a time when there is not in effect a registration statement under the Securities Act relating to the Shares, the Optionee hereby represents and warrants, and by virtue of such exercise shall be deemed to represent and warrant, to the Company that the Shares are being acquired for investment only and not with a view to the distribution thereof except in compliance with the Act, and the Optionee shall provide the Company with such further representations and warranties as the Board may reasonably require in order to ensure compliance with applicable federal and state securities, “blue sky” and other laws. No Shares shall be purchased upon the exercise of the Option unless and until the Company and/or the Optionee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

10. Restriction on Transfer.

(a) The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and may be exercised during the lifetime of the Optionee only by the Optionee. If the Optionee should die during the Option Term, the portion of the Option which is exercisable at such time shall thereafter be exercisable by the representative of his estate to the full extent to which it was exercisable by the Optionee at the time of his death. The Option shall not be subject to lien execution, lien attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

(b) All Shares issued to the Optionee upon exercise of the Option shall be subject to the restrictions contained in the Stockholders’ Agreement.

11. Restrictive Legend. All stock certificates representing shares issued upon exercise of the Option shall, unless otherwise determined by the Board, have affixed thereto a legend substantially in the form set forth in the Stockholders’ Agreement.

12. No Right to Employment. Nothing in the Option shall confer upon the Optionee any right to continue in the employ or other Service of the Company or any of its Subsidiaries or affiliates or interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates or stockholders, as the case may be, to terminate the Optionee’s Service or to increase or decrease the Optionee’s compensation at any time.

13. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier by telecopy or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)	if to the Company, at:

Metaldyne Performance Group Inc.
c/o American Securities LLC
299 Park Avenue. 34th Floor
New York, New York 10171
Fax: (212) 697-5524
Attention: Loren Easton and Eric L. Schondorf, Esq.

with copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 310-8007
Attention: Michael E. Lubowitz, Esq.

(b) if to the Optionee, at the address most recently supplied to the Company and set forth in the Company’s records, with a copy to his attorney at such address as shall have been provided to the Company;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date received), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication is posted.

14. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach. Any of the provisions of this Agreement may be waived only by an instrument in writing executed by the party or parties whose rights are being waived.

15. Optionee’s Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the provisions of this Agreement.

16. Amendment. Except as otherwise provided in the Plan, this Agreement may not be amended, terminated, suspended or otherwise modified except in a written instrument, duly executed by both parties. Waivers of or amendment to this Agreement shall be binding as against the Company only if approved by the Board.

17. Governing Law. This Agreement shall be governed by, and construe in accordance with, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

18. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

19. Entire Agreement. This Agreement and the Plan (and the other writings incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

20. Severability. In the event any one or more of the provisions of this Agreement should be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

21. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 10 hereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Nonqualified Stock Option Agreement as of the date first written above.

METALDYNE PERFORMANCE GROUP INC.

By:	/s/ Eric Schondorf
Name: Eric Schondorf
Title: Vice President and Secretary

OPTIONEE

/s/ George Thanopoulos
Name: George Thanopoulos

TOTAL NUMBER OF OPTION SHARES
50,625

[Signature Page to Non-Qualified Stock Option Agreement – HHI True-Up – Common Share Equivalent]